                                                        Registration No. 333-

     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 10, 2002
_______________________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              ___________________

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                              ___________________

                                   ALCAN INC.
             (Exact Name of Registrant as Specified in its Charter)

            CANADA                                       NOT APPLICABLE
(Jurisdiction of Incorporation)                (IRS Employer Identification No.)

                           1188 SHERBROOKE STREET WEST
                        MONTREAL, QUEBEC, CANADA H3A 3G2
                                  514-848-8000
       (Address of principal executive offices, including postal code, and telephone number, including area code)
                              ___________________

     (Name, Address, including postal code, and telephone number, including area code, of agent for service)

                            ROY MILLINGTON, SECRETARY
                                   ALCAN INC.
                           1188 SHERBROOKE STREET WEST
                        MONTREAL, QUEBEC, CANADA H3A 3G2
                                  514-848-8000
                              ___________________

                                   Copies to:
            DONALD R. CRAWSHAW                     CHARLES S. WHITMAN, III
            SULLIVAN & CROMWELL                      DAVIS POLK & WARDWELL
             125 BROAD STREET                        450 LEXINGTON AVENUE
      NEW YORK, NEW YORK 10004-2498                NEW YORK, NEW YORK 10017
               212-558-4000                             (212) 450-4000
                              ___________________

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [X]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, check the following box and list the Securities Act registration statement number earlier effective registration statement for the offering. [ ]

    If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

==========================================++++++==================================================================================
   Title of each class of       Amount to be     Proposed maximum offering    Proposed maximum Aggregate          Amount of
securities to be registered   registered(6)(7)     price per unit(8)(9)       Offering price(5)(6)(7)(8)     registration fee(10)
----------------------------------------------------------------------------------------------------------------------------------
Senior Debt Securities           (1)(2)(5)

Subordinated Debt                (1)(2)(5)
Securities

Preference Shares                (1)(2)(5)

Common Shares                    (1)(2)(5)

Common Share Purchase Rights    (1)(2)(3)(5)

Warrants                         (1)(2)(4)(5)
----------------------------------------------------------------------------------------------------------------------------------
Total                          $1,000,000,000              100%                      $1,000,000,000                 $92,000
==========================================++++++==================================================================================

(1) Such indeterminate number, principal amount or liquidation amount of senior debt securities, subordinated debt securities, preference shares, common shares (including associated common share purchase rights) and warrants of Alcan Inc. as may from time to time be issued at indeterminate prices. The securities registered hereunder shall not have an aggregate offering price which exceeds $1,000,000,000 in United States dollars or the equivalent in any other currency.
(2) Also includes such indeterminate number of senior debt securities, subordinated debt securities and preference shares and common shares (including associated common share purchase rights) as may be issued upon conversion or exchange of any senior debt securities, subordinated debt securities or preference shares that provide for conversion or exchange into other securities or upon exercise of warrants for such securities.
(3) Each Common Share includes one Common Share Purchase Right as described under "Description of Common Shares". No separate consideration will be received for the common share purchase rights.
(4) Warrants may be sold separately or with senior debt securities, subordinated debt securities, preference shares or common shares.
(5) No separate consideration will be received for the senior debt securities, subordinated debt securities, preference shares or common shares issuable upon conversion of or in exchange for senior debt securities, subordinated debt securities or preference shares. In addition, no separate consideration will be received for any preference shares redeemed for subordinated debt securities in lieu of cash.
(6) In United States dollars or the equivalent thereof in any other currency, currency unit or units, or composite currency or currencies.
(7) Such amount represents the principal amount of any senior debt securities or subordinated debt securities issued at their principal amount, the issue price rather than the principal amount of any senior debt securities or subordinated debt securities issued at an original issue discount, the liquidation preference of any preference shares, the amount computed pursuant to Rule 457(c) for any common stock, the issue price of any warrants and the exercise price of any securities issuable upon exercise of warrants.
(8)  Estimated solely for the purpose of computing the registration fee.
(9)  Exclusive of accrued interest and distributions, if any.
(10) Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act.
                              ___________________

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


________________________________________________________________________________

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.




                  Subject to Completion. Dated April 10, 2002.

                                   PROSPECTUS


                                   ALCAN INC.



                                 $1,000,000,000

                             SENIOR DEBT SECURITIES

                          SUBORDINATED DEBT SECURITIES

                                PREFERENCE SHARES

                                  COMMON SHARES

                                    WARRANTS


                              ___________________

Alcan Inc. intends to offer at one or more times separately or in combination debt securities, equity securities and warrants with a total offering price not to exceed $1,000,000,000. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the supplements carefully before you invest.

Alcan Inc. may sell the securities to or through underwriters, and also to other purchasers or through agents. The names of the underwriters or agents will be set forth in supplements to this prospectus.

Alcan Inc.'s common shares are listed on the New York Stock Exchange and The Toronto Stock Exchange under the symbol "AL".

                              ___________________

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.










                           Prospectus dated April 10, 2002.

                                TABLE OF CONTENTS

Forward-Looking Statements.................................................... 3
About this Prospectus......................................................... 3
Where You Can Find More Information........................................... 4
About Alcan Inc............................................................... 5
Use of Proceeds............................................................... 5
Ratios of Earnings to Fixed Charges and Earnings to Combined Fixed
   Charges and Preferred Stock Dividends...................................... 5
Description of Debt Securities................................................ 6
Description of Share Capital..................................................19
Description of Preference Shares..............................................19
Description of Common Shares..................................................22
Description of Warrants.......................................................23
Tax Consequences..............................................................25
Experts.......................................................................25
Validity of Securities........................................................25
Plan of Distribution..........................................................25

                           FORWARD LOOKING STATEMENTS

Some statements made or incorporated by reference in this prospectus are forward-looking statements. Terms such as "believes", "expects", "may", "will", "could", "should", "anticipates", "estimates" and "plans" and variations on terms such as these signify forward-looking statements. Because these forward-looking statements include risks and uncertainties, we caution you that actual results may differ materially from the results expressed in or implied by the statements.

Adverse factors that could cause actual results or outcomes to differ from the results expressed or implied by forward-looking statements include, among other things:

     o    changes in global aluminum supply and demand conditions;

     o    changes in aluminum ingot prices;

     o    changes in raw materials costs and availability;

     o cyclical demand and pricing within the principal markets for our products;

     o changes in government regulations, particularly those affecting environmental, health or safety compliance;

     o fluctuations in the supply of and prices for power in the areas in which we maintain production facilities;

     o the effect of integrating acquired businesses and the ability to attain expected benefits;

     o potential catastrophic damage, increased insurance and security costs and general uncertainties associated with the increased threat of terrorism;

     o the effect of international trade disputes on our ability to import materials, export our products and compete internationally;

     o economic, regulatory and political factors within the countries in which we operate or sell our products; and

     o factors affecting our operations, such as litigation, labor relations and fiscal regimes.

We may note additional factors in this prospectus, in an accompanying prospectus supplement and in documents incorporated by reference into this prospectus and an accompanying prospectus supplement. We undertake no obligation to release publicly the results of any future revisions we may make to forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.


                              ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (SEC) utilizing a "shelf" registration, or continuous, process. Under this shelf process, we may, from time to time, sell any combination of the following securities described in this prospectus in one or more offerings with a total offering price not to exceed $1,000,000,000:

o    senior debt securities;

o    subordinated debt securities;

o    preference shares;

o    common shares (together with associated common shares purchase rights); and

o warrants, rights or other securities exchangeable for or convertible into equity securities or debt securities.

The common shares and the preference shares are referred to as the equity securities; the senior debt securities and the subordinated debt securities are referred to as the debt securities; the equity securities, the debt securities and the warrants are referred to as the securities.

Unless otherwise indicated, dollar amounts provided in this prospectus are denominated in U.S. dollars.

This prospectus provides you with a general description of the securities. Each time we sell the securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Please carefully read both this prospectus and any prospectus supplement together with additional information described under the heading "WHERE YOU CAN FIND MORE INFORMATION".


                       WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov.

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents we filed with the SEC and our future filings with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we or any underwriters sell all of the securities:

o    Annual Report on Form 10-K for the year ended December 31, 2001; and

o those portions of Alcan Inc.'s Annual Report for the year ended December 31, 2001 and Management Proxy Circular for the annual meeting of shareholders to be held on April 25, 2002 that are expressly incorporated by reference in the Annual Report on Form 10-K.

You may request a copy of these filings at no cost, by writing or calling us at the following address:

     Alcan Inc.
     1188 Sherbrooke Street West
     Montreal, Quebec, Canada  H3A 3G2
     (514) 848-8000
     Attention: Secretary

Our common shares are traded on the New York Stock Exchange under the symbol "AL". You may inspect the reports and other information concerning us at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005.

You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized anyone else to provide you with different information.

Neither we nor any underwriter or agent will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Unless otherwise stated in the prospectus supplement, we have not qualified the securities for sale under the securities laws of any Province or Territory of Canada and the securities are not being and may not be offered or sold in Canada in violation of the securities laws of any Province or Territory of Canada. You should assume that the information appearing in this prospectus, as well as information we have previously filed with the SEC and incorporated by reference, is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. You should assume that the information appearing in a prospectus supplement, as well as information contained in a document incorporated by reference in a prospectus supplement, is accurate only as of the date of the prospectus supplement or incorporated document.

We are a Canadian corporation. Most of our directors and officers, as well as the experts named in this prospectus, are not citizens or residents of the United States and all or a substantial part of the assets of these individuals may be located outside the United States. Also, a large part of our assets are located outside the

United States. As a result, it may be difficult for you to effect service of process within the United States upon these individuals or to realize against them or us within the United States upon judgments of courts of the United States predicated upon civil liabilities under the Securities Act of 1933. Roy Millington, Corporate Secretary, our Canadian counsel, has advised us, however, that the civil liability provisions of that Act may be enforced in original actions taken in the Province of Quebec against us or any such individual, but judgments of United States courts predicated on such provisions will not be enforceable in the Province of Quebec unless they meet the requirements for the recognition and enforcement of foreign judgments under the Civil Code of Quebec.


                                ABOUT ALCAN INC.

We are a Canadian corporation and the parent company of an international group operating in many aspects of the aluminium and speciality packaging businesses.

Our operations include:

o    the mining and processing of bauxite, the basic aluminium ore;

o    the refining of bauxite into alumina;

o    the generation of electricity for use in smelting aluminium;

o    the smelting of aluminium from alumina;

o    the recycling of used and scrap aluminium;

o the fabrication of aluminium, aluminium alloys and non-aluminium materials into semi-finished and finished products;

o the production and conversion of specialty packaging and packaging products for many industries including the food, pharmaceutical, cosmetic, personal care and tobacco sectors;

o the distribution and marketing of aluminium and non-aluminium packaging products; and

o    the production and sale of industrial chemicals.

We have a network of operations in 38 countries with 50,000 dedicated employees, a global customer base, innovative products and advanced technologies.

Our principal executive offices are located at 1188 Sherbrooke Street West, Montreal, Quebec, Canada H3A 3G2, and our telephone number is (514) 848-8000. Unless the context otherwise indicates, the terms "Alcan Inc." or "Alcan", "we", "us" or "our" mean Alcan Inc. and its controlled subsidiaries.


                                 USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds we will receive from the sale of the securities will be used for general corporate purposes. Unless otherwise indicated, funds that will not be used immediately for such purposes may be invested in short-term investments.


                     RATIOS OF EARNINGS TO FIXED CHARGES AND
                     EARNINGS TO COMBINED FIXED CHARGES AND
                            PREFERRED STOCK DIVIDENDS

The following table shows our consolidated ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for the periods indicated:

                                                           YEAR ENDED DECEMBER 31,
                                                     -----------------------------------
                                                     2001   2000   1999   1998   1997(3)
                                                     ----   ----   ----   ----   -------
Ratio of Earnings to Fixed Charges(1)(2)             1.09   5.54   5.88   5.87     7.13

Ratio of Earnings to Combined Fixed Charges and
Preferred Stock Dividends(1)(2)                      1.05   5.07   5.30   5.23     6.30

---------------
(1) The ratio of earnings to fixed charges is determined by dividing fixed charges (including capitalized interest) into income before fixed charges (excluding capitalized interest) and income taxes, and eliminating undistributed income of less than 50% owned persons. The ratio of earnings to combined fixed charges and preferred stock dividends is determined by dividing the sum of fixed charges (including capitalized interest) and preferred stock dividends into income before fixed charges (excluding capitalized interest) and income taxes, and eliminating undistributed income of less than 50% owned persons. Fixed charges consist of interest expenses and amortization of debt discount and expense and premium and that portion of rental payments which is considered as being representative of the interest factor implicit in our operating leases. Preferred stock dividend requirements are computed by increasing dividends on preferred stocks by an amount representing the pre-tax earnings which would be required to cover such dividend requirements.
(2) The ratios shown above were prepared in accordance with generally accepted accounting principles in Canada. The following table shows our consolidated ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for the periods indicated prepared in accordance with generally accepted accounting principles in the United States.

                                                           YEAR ENDED DECEMBER 31,
                                                     -----------------------------------
                                                     2001   2000   1999   1998   1997(3)
                                                     ----   ----   ----   ----   -------
Ratio of Earnings to Fixed Charges                   0.79   5.50   5.85   6.01     7.13

Ratio of Earnings to Combined Fixed Charges and
   Preferred Stock Dividends                         0.75   5.03   5.26   5.35     6.29

---------------
(3) Ratios for the year 1997 have been restated to reflect financial statement reclassifications made in 1998.

For further information regarding differences between Canadian and United States generally accepted accounting principles, see Note 6 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, which is incorporated by reference into this prospectus.


                         DESCRIPTION OF DEBT SECURITIES

RANK AND UNSECURED STATUS

We may issue senior or subordinated debt securities from time to time. Neither the senior debt securities nor the subordinated debt securities will be secured by any of our property or assets. Thus by owning a debt security, you are one of our unsecured creditors.

The senior debt securities will constitute part of our senior debt and will rank equally with all of our other unsecured and unsubordinated debt.

The subordinated debt securities will constitute part of our subordinated debt and will be subordinate in right of payment to all of our senior indebtedness, as that term is defined in the Indenture. The prospectus supplement for any series of subordinated debt securities will indicate the approximate amount of senior indebtedness outstanding as of the end of our most recent fiscal quarter. We will not be limited in our ability to subsequently incur additional senior indebtedness.

We use the term debt securities in this prospectus to refer to both the senior debt securities and the subordinated debt securities.

INDENTURE FOR DEBT SECURITIES

The debt securities covered by this prospectus will be issued in one or more series under an Indenture dated as of May 15, 1983, as supplemented (as so supplemented, the Indenture), between us and Bankers Trust Company, as Trustee. The Indenture is a contract governed by the laws of the State of New York. We have summarized selected provisions of the Indenture below. This is a summary and is not complete. You should read the Indenture we filed as an exhibit to the registration statement of which this prospectus forms a part. The Indenture contains the full legal text of the matters described in this section describing its terms. In the summary below, we have included references to section numbers of the Indenture so that you can easily locate the summarized provisions. Capitalized terms used in the summary have the meanings specified in the Indenture.

GENERAL PROVISIONS

The prospectus supplement relating to any series of the debt securities being offered will include specific terms relating to the debt securities offered. These terms will include some or all of the following:

o whether the debt securities are senior debt securities or subordinated debt securities

o    the series designation of the debt securities;

o    the total principal amount of the debt securities;

o the percentage of the principal amount at which the debt securities will be issued;

o    the date or dates on which the debt securities will mature;

o the rate or rates, if any, per year at which the debt securities will bear interest, or the method of determination of such rate or rates;

o the times on which the interest, if any, on the debt securities will be payable;

o if interest payments are subject to interest deferral provisions, specific information about such deferral provisions;

o if we may pay interest or principal through issuances of equity or debt securities, a description of such terms;

o    the record dates for payments of interest, if any, and principal;

o    provisions for a sinking, purchase or other similar fund, if any;

o the date or dates or circumstances if any, triggering the right to redeem the debt securities at our option or the option of the holder, and the redemption price or prices;

o if the debt securities may be converted into or exercised or exchanged for our common shares or preferred shares or any other of our securities, the terms on which conversion, exercise or exchange may occur, including whether conversion, exercise or exchange is mandatory, at the option of the holder or at our option, the period during which conversion, exercise or exchange may occur, the initial conversion, exercise or exchange price or rate and the circumstances or manner in which the amount of common shares or preferred shares or other securities issuable upon conversion, exercise or exchange may be adjusted; and

o any other terms of the debt securities that are not inconsistent with the provisions of the Indenture.

The Indenture provides that debt securities of a single series may be issued at various times, with different maturity dates and may bear interest at different rates. Unless otherwise indicated in a prospectus supplement, principal, premium, if any, and interest, if any, will be payable, and the debt securities offered will be transferable, at the corporate trust office of Citibank, N.A., as registrar and paying agent, in New York, New York. The payment of interest, if any, may be made at our option by our mailing a check to the person entitled to receive the interest at the address listed in the debt security register. (Section 3.1)

We will establish a record date for the payment of interest, if any, on the debt securities of each series. If no record date is established and interest payment dates fall on the first day of a calendar month, the record date will be the fifteenth day of the calendar month preceding the interest payment date. If no record date is established and interest payment dates fall on the fifteenth day of a calendar month, the record date will be the first day of the calendar month. (Section 2.7)

WE ARE NOT LIMITED FROM ISSUING ADDITIONAL DEBT AND OTHER SECURITIES

The Indenture does not limit other indebtedness or securities which we may issue, under the Indenture or otherwise, and contains no financial or similar restrictions on us except as described below. The Indenture does not limit our ability to occur additional indebtedness senior to any subordinated debt securities we may issue.

FORM AND EXCHANGE

Unless otherwise indicated in a prospectus supplement, we will issue the debt securities in book-entry only form, which means that they will be represented by one or more permanent global certificates registered in the name of The Depository Trust Company, New York, New York (DTC), or its nominee. We will refer to debt securities in this form here and in the prospectus supplement as book-entry only.

If specified in the related prospectus supplement, a holder of a series of offered debt securities may also hold its debt securities through Clearstream or Euroclear in Europe, if it is a participant of these systems, or through such other clearing systems as may specify.

Alternatively, we may issue the debt securities in certificated form registered in the name of the holder. Under these circumstances, holders may receive certificates representing the debt securities. Unless otherwise indicated in a prospectus supplement, senior debt securities in certificated form will be issued only in increments of $1,000 and subordinated debt securities in certificated form will be issued only in increments of $25 and multiples of $25. Debt securities multiples of $1,000 and will be exchangeable without charge except for reimbursement of taxes or other governmental charges, if any. We will refer to debt securities in this form in the prospectus supplement as certificated.


BOOK-ENTRY ONLY PROCEDURES

CLEARANCE AND SETTLEMENT THROUGH DTC

We may issue the debt securities contemplated by this prospectus in the form of one or more fully registered global securities, which represent offered securities. These global securities will be deposited with DTC and registered in the name of its nominee. The global securities are traded in units which are beneficial interests representing fractional portions of the global security. DTC (or its nominee) will hold each global security in book-entry form, as described below, for the benefit of institutions that have accounts with DTC (participants).

DTC has advised us that it is:

o a limited-purpose trust company organized under the laws of the state of New York;

o    a member of the Federal Reserve System;

o a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

o a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in participants' accounts. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Others, such as banks, brokers, dealers and trust companies that either directly or indirectly clear through or maintain a collateral relationship with a participant, also have access to DTC's book-entry system. DTC administers its book-entry system in accordance with its rules and bylaws and legal requirements.

When a global security representing offered securities are issued, DTC will credit (on its book-entry registration and transfer system) the principal amount to participants' accounts, in varying amounts as subscribed by the participants. DTC will maintain ownership records for participants' interests, and the participants will maintain a collateral relationship with a participant, also have access to DTC's book-entry system. DTC administers its book-entry system in accordance with its rules and bylaws and legal requirements.

So long as DTC (or its nominee) is the registered holder of a global security, DTC (or its nominee) will be considered, for all purposes the sole owner and holder of the related securities. Except as described below, you will not be entitled to:

o    have the securities registered in your name; or

o    receive physical delivery of your securities in definitive form.

The laws of some jurisdictions may require that certain purchasers take physical delivery of securities in definitive form. These laws may restrict or prevent the transfer of beneficial interests in a global security.

Each person owning a beneficial interest in a global security must rely on DTC's procedures (and, if that person holds through a participant, on the participant's procedures) to exercise any rights of a holder of offered securities under the global security or the indentures. The indentures provide that DTC may grant proxies and otherwise authorize participants to take any action which DTC is entitled to take under the indentures or the global security. We understand that under existing industry practice, if we request any action of holders, or an owner of a beneficial interest in a global security desires to take any action, that DTC (as the holder of the global security) is entitled to take, DTC would authorize the participants to take that action and the participants would authorize the beneficial owners to take the action or would otherwise act upon the instructions of the beneficial owners.

We will make payments to DTC. We expect that when DTC receives any payment, it will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests. We also expect that payments by participants to owners of beneficial interests in a global security held through them will be governed by standing instructions and customary practices (as is the case with securities held by brokers for customers' accounts in street name). If we redeem the securities represented by any global security, we will notify DTC of the redemption and will make final payment to DTC. We expect that DTC and the participants will in turn notify the respective beneficial holders and distribute payment to them accordingly. We or any trustee will not be responsible or liable for:

o any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global security for any securities;

o the maintenance, supervision, or review of any records relating to any beneficial ownership interests;

o    any other aspect of the relationship between DTC and its participants; or

o    the relationship between the participants and the beneficial owners.

The global securities may not be transferred except as a whole between DTC and its nominee, unless they are exchanged for global securities of the same aggregate denomination to be registered in DTC's or its nominee's name, or unless they are exchanged in whole or in part for certificated securities in definitive form. The securities of any series represented by a global security may be exchanged for certificated securities in definitive form only if:

o DTC notifies us that it is unwilling or unable to continue as depositary for the global security or if at any time it ceases to be a clearing agency registered under the Securities Exchange Act of 1934;

o we notify the Trustee that we have decided not to have the securities of that series represented by a global security; or

o an event of default has occurred and is continuing with respect to the debt securities.

If there is such an exchange, we will issue certificated securities in authorized denominations and registered in such names as DTC directs.

CLEARANCE AND SETTLEMENT THROUGH CLEARSTREAM, EUROCLEAR AND OTHER CLEARING
SYSTEMS

Unless otherwise indicated in a prospectus supplement, the following information will apply if we use book entry systems operated by Clearstream Banking, Societe Anonyme, Euroclear Bank S.A./N.V. or any other clearing system for any series of debt securities in addition to or instead of DTC.

In addition to or in lieu of DTC we may use book-entry systems operated by Clearstream Banking, Societe Anonyme, or Clearstream, Luxembourg, in Luxembourg and Euroclear Bank S.A./N.V., or Euroclear, in Brussels, Belgium. These systems have established electronic securities and payment transfer, processing depositary and custodial links among themselves, DTC and others, either directly or through custodians and depositaries. These links allow securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates.

Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market. Where payments for debt securities we issue in global form will be made in U.S. dollars, these procedures can be used for cross-market transfers and the securities will be cleared and settled on a delivery against payment basis.

Global securities will be registered in the name of a nominee for, and accepted for settlement and clearance by, one or more of, Euroclear, Clearstream, Luxembourg or any other clearing system identified in the applicable prospectus supplement.

Cross-market transfers of debt securities that are not in global form may be cleared and settled in accordance with other procedures that may be established among the clearing systems for these securities. Investors in debt securities that are issued outside of the United States, its territories and possessions must initially hold their interests through Euroclear, Clearstream, Luxembourg or the clearance system that is described in the applicable prospectus supplement.

The policies of DTC, Clearstream, Luxembourg and Euroclear will govern payments, transfers, exchange and other matters relating to the investors' interests in securities held by them. This will also be the case for any other clearance system that may be named in a prospectus supplement.

Euroclear and Clearstream, Luxembourg hold interests on behalf of their participants through customers' securities accounts in Euroclear's and Clearstream, Luxembourg's names on the books of their respective depositaries which, in the case of securities for which a global security in registered form is deposited with DTC, in turn hold such interests in customers' securities accounts in the depositaries' names on the books of DTC.

We have no responsibility for any aspect of the actions of DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. We have no responsibility for any aspect of the records kept by DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants.

We also do not supervise these systems in any way. This is also the case for any other clearing system indicated in a prospectus supplement.

Clearstream, Luxembourg, Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform these procedures and may modify them or discontinue them at any time.

The description of the clearing systems in this section reflects our understanding of the rules and procedures of Clearstream, Luxembourg and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.

     CLEARSTREAM, LUXEMBOURG

With respect to Clearstream, Luxembourg our understanding is as follows:

     o Clearstream, Luxembourg is a duly licensed bank organized as a societe anonyme incorporated under the laws of Luxembourg and is subject to regulation by the Luxembourg Commission for the supervision of the financial sector (Commission de surveillance du secteur financier.)

     o Clearstream, Luxembourg holds securities for its customers and facilitates the clearance and settlement of securities transactions among them. It does so through electronic book-entry transfers between the accounts of its customers. This eliminates the need for physical movement of the certificates.

     o Clearstream, Luxembourg provides other services to its customers, including safekeeping, administration, clearance and settlement of internationally traded securities and lending and borrowing of securities. It interfaces with the domestic markets in over 30 countries through established depositary and custodial relationships.

     o Clearstream, Luxembourg's customers include worldwide securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other professional financial intermediaries. Its U.S. customers are limited to securities brokers and dealers and banks.

     o Indirect access to the Clearstream, Luxembourg system is also available to others that clear through Clearstream, Luxembourg customers or that have custodial relationships with its customers, such as banks, brokers, dealers and trust companies.

      EUROCLEAR

With respect to Euroclear our understanding is as follows:

     o Euroclear is incorporated under the laws of Belgium as a bank and is subject to regulation by the Belgian Banking and Finance Commission (Commission Bancaire et Financiere) and the National Bank of Belgium (Banque Nationale de Belgique).

     o Euroclear holds securities for its participants and facilitates the clearance and settlement of securities transactions among them. It does so through simultaneous electronic book-entry delivery against payments, thereby eliminating the need for physical movement of certificates.

     o Euroclear provides other services to its participants, including credit, custody, lending and borrowing of securities and tri-party collateral management. It interfaces with the domestic markets of several countries.

     o Euroclear customers include banks, including central banks, securities brokers and dealers, banks, trust companies and clearing corporations and certain other professional financial intermediaries.

     o Indirect access to the Euroclear system is also available to others that clear through Euroclear customers or that have custodial relationships with Euroclear customers.

     o All securities in Euroclear are held on a fungible basis. This means that specific certificates are not matched to specific securities clearance accounts.

     OTHER CLEARING SYSTEMS

We may choose any other clearing system for a particular series of debt securities. The clearance and settlement procedures for the clearing system we choose will be described in the applicable prospectus supplement.

     PRIMARY DISTRIBUTION

The distribution of the debt securities will be cleared through one or more of the clearing systems that we have described above or any other clearing system that is specified in the applicable prospectus supplement. Payment for securities will be made on a delivery versus payment or free delivery basis. These payment procedures will be more fully described in the applicable prospectus supplement.

Clearance and settlement procedures may vary from one series of debt securities to another according to the currency that is chosen for the specific series of securities. Customary clearance and settlement procedures are described below.

We will submit applications to the relevant system or systems for the securities to be accepted for clearance. The clearance numbers that are applicable to each clearance system will be specified in the prospectus supplement.

     CLEARANCE AND SETTLEMENT PROCEDURES

We understand that investors that hold their debt securities through Euroclear or Clearstream, Luxembourg accounts will follow the settlement procedures that are applicable to conventional Eurobonds in registered form.

Debt securities will be credited to the securities custody accounts of Euroclear and Clearstream, Luxembourg participants on the business day following the settlement date, for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

     SECONDARY MARKET TRADING

     TRADING BETWEEN EUROCLEAR AND/OR CLEARSTREAM, LUXEMBOURG PARTICIPANTS

We understand that secondary market trading between Euroclear and/or Clearstream, Luxembourg participants will occur in the ordinary way following the applicable rules and operating procedures of Euroclear and Clearstream, Luxembourg. Secondary market trading will be settled using procedures applicable to conventional Eurobonds in registered form.

     TRADING BETWEEN A DTC SELLER AND A EUROCLEAR OR CLEARSTREAM, LUXEMBOURG PURCHASER

A purchaser of debt securities that are held in the account of a DTC participant must send instructions to Euroclear or Clearstream, Luxembourg at least one business day prior to settlement. The instructions will provide for the transfer of the securities from the selling DTC participant's account to the account of the purchasing Euroclear or Clearstream, Luxembourg participant. Euroclear or Clearstream, Luxembourg, as the case may be, will then instruct the common depositary for Euroclear or Clearstream, Luxembourg to receive the securities either against payment or free of payment.

The interests in the securities will be credited to the respective clearing system. The clearing system will then credit the account of the participant, following its usual procedures. Credit for the securities will appear on the next day, European time. Cash debit will be back-valued to, and the interest on the securities will accrue from, the value date, which would be the preceding day, when settlement occurs in New York. If the trade fails and settlement is not completed on the intended date, the Euroclear or Clearstream, Luxembourg cash debit will be valued as of the actual settlement date instead.

Euroclear participants or Clearstream, Luxembourg participants will need the funds necessary to process same-day funds settlement. The most direct means of doing this is to pre-position funds for settlement, either from cash or from existing lines of credit, as for any settlement occurring within Euroclear or Clearstream, Luxembourg. Under this approach, participants may take on credit exposure to Euroclear or Clearstream, Luxembourg until the securities are credited to their accounts one business day later.

As an alternative, if Euroclear or Clearstream, Luxembourg has extended a line of credit to them, participants can choose not to pre-position funds and will instead allow that credit line to be drawn upon to finance settlement. Under this procedure, Euroclear participants or Clearstream, Luxembourg participants purchasing securities would incur overdraft charges for one business day (assuming they cleared the overdraft as soon as the securities were credited to their accounts). However, interest on the debt securities would accrue from the value date. Therefore, in many cases, the investment income on securities that is earned during that one business day may substantially reduce or offset the amount of the overdraft charges. This result will, however, depend on each participant's particular cost of funds.

Because the settlement will take place during New York business hours, DTC participants will use their usual procedures to deliver securities to the depositary on behalf of Euroclear participants or Clearstream, Luxembourg participants. The sale proceeds will be available to the DTC seller on the settlement date. For the DTC participants, then, a cross-market transaction will settle no differently than a trade between two DTC participants.

     SPECIAL TIMING CONSIDERATIONS

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the debt securities through Clearstream, Luxembourg and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream, Luxembourg and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the debt securities, or to receive or make a payment or delivery of the debt securities, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream, Luxembourg or Euroclear is used.

INDENTURE COVENANTS

The Indenture contains promises by us, called "covenants" for the benefit of the holders of the debt securities. The covenants described under the headings "Limitations on Liens" and "Limitation on Sale Leaseback Transactions" are made for the benefit of holders of our senior debt securities only. THE HOLDERS OF OUR SUBORDINATED DEBT SECURITIES WILL NOT RECEIVE THE BENEFITS OF THESE COVENANTS.


LIMITATIONS ON LIENS

We have agreed in the Indenture that we will not, nor will we permit any Subsidiary to, mortgage, hypothecate, charge, pledge, or otherwise encumber (collectively referred to as "mortgages") any of our Principal Properties or the capital stock or Funded Indebtedness of any Subsidiary which owns a Principal Property, to secure any Indebtedness, without securing the debt securities equally and ratably with, or prior to, such Indebtedness.

This covenant has certain exceptions which permit, among other things:

o    the giving or assumption of any Purchase Money Mortgage;

o any mortgage given by a Subsidiary to us or any other Subsidiary so long as the mortgage will be held for our benefit or for the benefit of a Subsidiary;

o mortgages on property, capital stock or Indebtedness of a corporation existing at the time the corporation becomes a Subsidiary;

o mortgages in favor of Canada or the United States or any Province or State thereof, or any department, agency, or instrumentality or political subdivision of Canada or the United States, to secure certain payments or other obligations;

o the sale or other transfer of production payments, mineral payments, ore payments and similar arrangements unless we or a Subsidiary have personally assumed or become generally liable for any Indebtedness in connection with the sale or transfer; and

o any extension, renewal or replacement, or successive extensions, renewals or replacements, in whole or in part of any mortgage permitted above, so long as the principal amount of Indebtedness secured will not exceed the principal amount of Indebtedness secured at the time of the extension, renewal or replacement, and that the extension, renewal or replacement will be limited to all or part of the property which secured the mortgage that was extended, renewed or replaced.

In addition to these exceptions, we and our Subsidiaries may create or assume mortgages without equally and ratably securing the debt securities (mortgages which have been created or assumed being referred to as "Basket Mortgages"), so long as at the time of and after giving effect to such creation or assumption, the total amount of all Indebtedness secured by our Basket Mortgages less any Indebtedness concurrently retired plus the total amount of Attributable Debt in respect of certain sale and leaseback transactions (as defined in the Indenture) existing at the time do not exceed 10% of consolidated shareholders' equity as of a date not more than 135 days prior to such time. (Section 3.6)

DEFINED TERMS

The following terms used above have the following meanings. (Section 1.1):

"Attributable Debt" means the present value of rents during the remaining term of leases.

"Indebtedness" means:

     o    all indebtedness for the repayment of money borrowed;

     o all liabilities under leases which must be capitalized under generally accepted accounting principles in Canada on the lessee's balance sheet; and

     o all guarantees, endorsements, assumptions and other contingent obligations in respect of such indebtedness or liabilities.

"Funded Indebtedness" means Indebtedness which matures by its terms or is renewable by the borrower to a date more than one year after the date of its original creation, assumption or guarantee.

"Principal Property" means any mineral property, smelter, refinery, mill, fabricating plant or similar processing or manufacturing facility, or any electric generating plant of ours or any of our Subsidiaries constituting the primary source of power for any such facility, located in the United States or Canada and having a net book value of more than 0.5 percent of Consolidated Net Tangible Assets, unless our Board of Directors by resolution declares that the property, plant or facility is not important to our business as a whole. Principal Property may also include similar property we have designated to which we have applied the proceeds of sale and leaseback transactions.

"Consolidated Net Tangible Assets" means (1) the total of all assets, including assets leased under capital lease obligations (less depreciation, obsolescence, amortization, valuation and other proper reserves), which in accordance with generally accepted accounting principles in Canada would appear on the asset side of our consolidated balance sheet as of a date not more than 135 days preceding the date on which Consolidated Net Tangible Assets are to be determined, after eliminating (A) franchises, licenses, permits, patents, patent applications, copyrights, trade names, goodwill, organizational expenses and other like intangibles and (B) unamortized debt discount and expense, less (2) the total of all consolidated current liabilities which would appear on the liability side of the balance sheet, as determined in accordance with generally accepted accounting principles in Canada.

"Subsidiary" means any corporation of which we or one or more of our Subsidiaries owns at least a majority of the outstanding voting stock.

"Purchase Money Mortgage" means any hypothec, mortgage, lien, pledge, security interest or other encumbrance (including conditional sale agreements or other title retention agreements or capital leases) upon property that has been or is to be acquired, constructed or improved by us or a Subsidiary and created prior to, contemporaneously with, or within six months after, the acquisition or the completion of the construction or improvement to secure the amount of the purchase price of the property or the cost of the construction or improvement, or any part thereof, or any hypothec, mortgage, lien, pledge, security interest or other encumbrance existing on the property at the time of the acquisition, whether the obligations secured are payable to the person from whom such property is acquired or otherwise.


LIMITATION ON SALE AND LEASEBACK TRANSACTIONS

The Indenture imposes restrictions on our ability to enter into sale leaseback transactions. Neither we nor any Subsidiary owning a Principal Property may enter into any Sale and Leaseback Transaction (which excludes leases expiring within three years of making, leases between us and a Subsidiary or between Subsidiaries and any lease of part of a Principal Property, which has been sold, for use in connection with the winding up or termination of the business conducted on such Principal Property) unless:

o we or any of our Subsidiaries could create or assume a mortgage on the Principal Property to be leased without equally and ratably securing the debt securities by reason of one of the exceptions described under "Limitation on Liens";

o immediately prior to entering into such arrangement, we or a Subsidiary could create a mortgage on the Principal Property securing Indebtedness in an amount equal to the Attributable Debt relating to the particular Sale and Leaseback Transaction without equally and ratably securing the debt securities; or

o an amount equal to the net proceeds of the sale of the property leased is applied to the retirement, otherwise than by payment at maturity or pursuant to mandatory sinking fund requirements, of the debt securities or other Funded Indebtedness of ours or of a Subsidiary ranking on a parity with the debt securities or to the purchase, improvement or construction of Principal Properties. (Section 3.8)

SUBORDINATION PROVISIONS

Direct holders of subordinated debt securities should recognize that contractual provisions in the Indenture may prohibit us from making payments on those securities. Subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the Indenture, to all of our senior indebtedness, as defined in the Indenture, including all of the senior debt securities we have issued and will issue under the Indenture.

Under the Indenture, "senior indebtedness" includes all of our obligations to pay principal, premium, interest, penalties, fees and other charges:

o    for borrowed money;

o in the form of or evidenced by other instruments, including obligations incurred in connection with our purchase of property, assets or businesses;

o    under capital leases;

o    under letters of credit, bankers' acceptances or similar facilities;

o issued or assumed in the form of a deferred purchase price of property or services, such as master leases;

o    under swaps and other hedging arrangements;

o pursuant to our guarantee of another entity's obligations and all dividend obligations guaranteed by us; and

o    to satisfy the expenses and fees of the Trustee under the Indenture.


The following types of our indebtedness will not rank senior to the subordinated debt securities:

o    indebtedness we owe to a subsidiary of ours;

o indebtedness which, by its terms, expressly provides that it does not rank senior to the subordinated debt securities;

o indebtedness incurred in the form of trade accounts payable or accrued liabilities arising in the ordinary course of business; and

o    indebtedness we may incur in violation of the Indenture.

The Indenture provides that, unless all principal of and any premium or interest on the senior indebtedness has been paid in full, no payment or other distribution may be made in respect of any subordinated debt securities in the following circumstances:

o in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for creditors or other similar proceedings or events involving us or our assets; or

o (1) in the event and during the continuation of any default in the payment of principal, premium, if any, or interest on any senior indebtedness beyond any applicable grace period or (2) in the event that any event of default with respect to any senior indebtedness has occurred and is continuing, permitting the direct holders of that senior indebtedness (or a trustee) to accelerate the maturity of that senior indebtedness, whether or not the maturity is in fact accelerated (unless, in the case of (1) or (2), the payment default or event of default has been cured or waived or ceased to exist and any related acceleration has been rescinded) or (3) in the event that any judicial proceeding is pending with respect to a payment default or event of default described in (1) or (2).

If the Trustee under the Indenture or any direct holders of the subordinated debt securities receive any payment or distribution that is prohibited under the subordination provisions, then the Trustee or the direct holders will have to repay that money to the direct holders of our senior indebtedness.

Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the Trustee under the Indenture and the direct holders of that series can take action against us, but they will not receive any money until the claims of the direct holders of senior indebtedness have been fully satisfied.

CONSOLIDATION OR MERGER

We may consolidate or merge with any other corporation or transfer all or substantially all of our assets to any other person provided that:

o we are not in default under any covenant or provision under the Indenture, and

o the person or successor corporation, which must be organized under the laws of Canada or any Province, the United States or any State or the District of Columbia, expressly assumes our obligations under the Indenture by supplemental indenture satisfactory to the Trustee. (Section 9.1)

Unless otherwise indicated in the prospectus supplement, certain of the covenants described above would not necessarily afford holders of debt securities protection in the event we were involved in a highly leveraged transaction, such as a leveraged buyout.


EVENTS OF DEFAULT, WAIVER, AND NOTICE

"Event of Default" means, with respect to any series of debt securities, any of the following:

o failure to pay interest on that series of debt securities for 30 days after payment is due;

o failure to pay principal and premium, if any, on that series of debt securities when due either at maturity, upon redemption, by declaration or otherwise;

o failure to perform any other covenants or agreements in the Indenture for the benefit of the holders of the applicable series for 90 days after we are given notice of the failure; and

o certain events of bankruptcy, insolvency and reorganization relating to us. (Section 5.1)

The Trustee may withhold notice to the holders of debt securities of any default, except a default in payment of principal of or interest or premium on the debt securities, if the Trustee considers it in the interest of the holders of the debt securities to do so. (Section 5.11)

The Indenture provides that:

o if an Event of Default due to the default in the payment of principal, interest or premium, if any, on, or in the performance of any other of the covenants or agreements in the Indenture affecting any series of debt securities occurs and continues, the Trustee or holders of 25% of the principal amount outstanding of that series of debt securities may declare the principal of all that series of debt securities to be due and payable immediately, and

o if an Event of Default resulting from certain events of bankruptcy, insolvency and reorganization occurs and continues, the Trustee or the holders of 25% of the principal amount outstanding of all debt securities may declare the principal of all debt securities to be due and payable immediately.

Under certain conditions such declarations may be rescinded and past defaults may be waived, except defaults in payment of principal of or interest or premium on the debt securities, by the holders of a majority of that series of debt securities then outstanding, or of all series, as the case may be. (Section 5.1)

The holders of a majority in principal amount of the debt securities of any and all series affected and then outstanding, each voting as a separate class, have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee. This right is subject to certain exceptions and provided that the holders of the debt securities have offered to the Trustee reasonable indemnity against expenses and liabilities. (Sections 5.9 and 6.2)

Investors holding debt securities in book entry form should consult with their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

We are required to file with the Trustee an annual certificate as to the absence of certain defaults under the Indenture. (Section 3.5)


DEFEASANCE AND COVENANT DEFEASANCE

We may elect either:

o to be discharged from all of our obligations with respect to the debt securities under the Indenture, except for the obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities and to hold moneys for payment in trust (defeasance), or

o to be discharged from all of our obligations with respect to the debt securities under certain sections of the Indenture, including the restrictions set forth in "Limitation on Liens" and "Limitations on Sale and Leaseback Transactions" above (covenant defeasance).

In order for us to exercise either defeasance or covenant defeasance, we must deposit with the Trustee, in trust for such purpose, money and/or U.S. Government Obligations which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of and interest on such debt securities not later than one day before the scheduled due dates. A trust may only be established if, among other things, we have delivered to the Trustee an opinion of counsel to the effect that the holders of the debt securities:

o will not recognize income, gain or loss for federal income tax purposes as a result of defeasance or covenant defeasance, and

o will be subject to federal income tax on the same amount, in the same manner and at the same time as would have been the case if such defeasance or covenant defeasance had not occurred.

In the case of defeasance, the opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after July 15, 1989. (Sections 13.1 through 13.4)


MODIFICATION OF THE INDENTURE

Under the Indenture our rights and the rights of the holders of debt securities may be changed. Certain changes to the rights of the holders of the debt securities in the Indenture or any Supplemental Indenture require the consent of the holders of not less than 66 2/3% in principal amount of the debt securities of all series affected by such change at the time outstanding. However, the following changes may not be made without the consent of each holder of the debt securities affected:

o extending the final maturity of any debt security, or reducing the principal amount thereof, including in the case of a discounted debt security the amount payable thereon in the event of acceleration or the amount provable in bankruptcy, or any redemption premium thereon, or reducing the rate or extending the time of payment of interest thereon, or impairing or affecting the right of any holder of debt securities to institute suit for the payment thereof or the right of repayment, if any, at the option of the holder, or

o reducing the stated percentage of holders necessary to modify the Indenture. (Section 8.2)

We may enter into one or more supplemental indentures without the consent of any holder of debt securities:

o    to secure the debt securities;

o to evidence the succession to us of another corporation and the assumption by any such successor of our covenants contained in the Indenture and the debt securities;

o to add to the covenants contained in the Indenture and to add any additional Events of Default;

o to cure any ambiguity or to correct or supplement any provision of the Indenture which may be defective or inconsistent with any other provision of the Indenture, or to make other provisions which do not adversely affect the interests of the holders of debt securities;

o    to establish the form or terms of debt securities of any series; and

o to evidence and provide for a successor Trustee under the Indenture for one or more series of debt securities and to provide for or facilitate the administration of the trusts under the Indenture by more than one Trustee. (Section 8.1)


CONSENT TO JURISDICTION

We agree that any legal suit, action or proceeding brought by the Trustee or any holder of debt securities in connection with the debt securities or the Indenture may be instituted in any state or federal court in the City or State of New York.


REGARDING THE TRUSTEE

Bankers Trust Company, Trustee under the Indenture, serves as a depositary of funds of, and performs corporate trust and commercial banking services for us and our subsidiaries from time to time in the normal course of business and also makes loans to us and our subsidiaries. In addition, we have two-long-term, global, multi-year and multi-currency borrowing facilities with a syndicate of major international banks each amounting to $1 billion. Deutsche Bank, the parent of Bankers Trust Company, Trustee has a $30 million participation under one long-term facility and has a $50 million participation under the other long-term facility. As of March 31, 2002 we did not have any amounts outstanding under either facility.


Bankers Trust is currently trustee of four series of outstanding senior debt securities issued under the Indenture in an aggregate principal amount of $1.1 billion.

Under the Trust Indenture Act of 1939, upon the occurrence of a default under any series of debt securities under the Indenture, if the Trustee has a conflicting interest, as defined in the Trust Indenture Act, the Trustee must, within 90 days, either eliminate the conflicting interest or resign, unless the default is cured, waived or otherwise eliminated within the 90-day period. Under the Trust Indenture Act, the Trustee will be considered to have a conflicting interest if the Trustee is a creditor of Alcan Inc. In addition, in the event we have outstanding one or more series of senior debt securities and subordinated debt securities for which the Trustee acts as trustee and a default occurs under the terms of either or both types of series, the Trustee would be considered to have a conflicting interest under the Trust Indenture Act and would be required to resign as trustee under either the senior debt securities or the subordinated debt securities. If the Trustee fails to either eliminate the conflicting interest or to resign within ten days after the expiration of the 90 day period, the Trustee will be required to notify the holders to this effect and any holder who has been a bona fide holder for at least six months may petition a court to remove the Trustee and to appoint a successor trustee.


                          DESCRIPTION OF SHARE CAPITAL

OUTSTANDING SERIES OF SHARE CAPITAL

                                                                      Authorized     Outstanding*
                                                                      ----------     ------------
Common Shares                                                          unlimited     321,104,209

Preference Shares, issuable in series, of which the following
series are outstanding:                                                unlimited
   Floating Rate Cumulative Redeemable Preference Shares,
      Series C, 1984                                                   4,200,000       4,200,000
   Floating Rate Cumulative Redeemable Preference Shares,
      Series C, 1985                                                   1,500,000       1,500,000
   Cumulative Redeemable Preference Shares, Series E                   3,000,000       3,000,000

---------------
* As at March 31, 2002.


AUTHORIZED CAPITAL

We may issue an unlimited number of additional Common Shares and preference shares from time to time upon approval by our Board of Directors for such consideration as the Board of Directors decides appropriate, without the need of further shareholder authorization. However, the Board of Directors is not allowed to create or issue any series of preference shares with voting rights, other than voting rights arising only in the event of non-payment of dividends, without the consent of our Common shareholders, given by way of special resolution.

                        DESCRIPTION OF PREFERENCE SHARES

DESCRIPTION OF TERMS OF PREFERENCE SHARES WE MAY OFFER

The terms of each series of preference shares will be determined by the Board of Directors prior to issuance. The Board of Directors may not create or issue any series of preference shares with voting rights, other than voting rights arising only in the event of non-payment of dividends, without the consent of the holders of our common shares, given in the form of a special resolution.

Unless otherwise indicated in a prospectus supplement, all preference shares to be issued from time to time under this Prospectus will be fully paid and nonassessable.

The prospectus supplement relating to the particular series of preference shares will contain a description of the specific terms of that series as fixed by our board of directors, including, as applicable:

o    the offering price at which we will issue the preference shares;

o the title, designation of number of shares and stated value of the preference shares;

o the dividend rate or method of calculation, the payment dates for dividends and the place or places where the dividends will be paid, whether dividends will be cumulative or noncumulative, and, if cumulative, the dates from which dividends will begin to cumulate;

o    any conversion or exchange rights;

o whether the preference shares will be subject to redemption and the redemption price and other terms and conditions relative to the redemption rights;

o    any liquidation rights;

o    any sinking fund provisions;

o    any voting rights; and

o any other rights, preferences, privileges, limitations and restrictions that are not inconsistent with the terms of our restated articles of incorporation.

REDEMPTION

If so specified in the applicable prospectus supplement, a series of preference shares may be redeemable at any time, in whole or in part, at our option or the holder's, and may be mandatorily redeemed by us.

Any restriction on the repurchase or redemption by us of our preference shares while we are in arrears in the payment of dividends will be described in the applicable prospectus supplement.

Any partial redemptions of preference shares will be made in the discretion of our board of directors.

Unless we default in the payment of the redemption price, dividends will cease to accrue after the redemption date on preference shares called for redemption and all rights of holders of these shares will terminate except for the right to receive the redemption price.

DIVIDENDS

Holders of each series of preference shares will be entitled to receive dividends when, as and if declared by our board of directors from funds legally available for payment of dividends. The rates and dates of payment of dividends will be set forth in the applicable prospectus supplement relating to each series of preference shares. Dividends will be payable to holders of record of preference shares as they appear on our books on the record dates fixed by the board of directors. Dividends on any series of preference shares may be cumulative or noncumulative, as set forth in the applicable prospectus supplement.

We may not declare, pay or set apart funds for payment of dividends on a particular series of preference shares unless full dividends on any other series of preference shares that ranks equally with or senior to the series of preference shares have been paid or sufficient funds have been set apart for payment for either of the following:

o all prior dividend periods of the other series of preference shares that pay dividends on a cumulative basis; or

o the immediately preceding dividend period of the other series of preference shares that pay dividends on a noncumulative basis.

Partial dividends declared on shares of any series of preference shares and other series of preference shares ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for each series of preference shares.

CONVERSION OR EXCHANGE RIGHTS

The prospectus supplement relating to any series of preference shares that is convertible, exercisable or exchangeable will state the terms on which shares of that series are convertible into or exercisable or exchangeable for our common shares, another series of our preference shares or our other securities or debt or equity securities of third parties.

LIQUIDATION PREFERENCE

In the event of our voluntary or involuntary liquidation, dissolution or winding-up, holders of each series of our preference shares will have the right to receive distributions upon liquidation in the amount described in the applicable prospectus supplement relating to each series of preference shares, plus an amount equal to any accrued and unpaid dividends. These distributions will be made before any distribution is made on the common stock or on any securities ranking junior to the preference shares upon liquidation, dissolution or winding-up.

If the liquidation amounts payable relating to the preference shares of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preference shares of that series and the other securities will have the right to a ratable portion of our available assets, up to the full liquidation preference of each security. Holders of these series of preference shares or other securities will not be entitled to any other amounts from us after they have received their full liquidation preference.

VOTING RIGHTS

     The holders of shares of preference shares will have no voting rights, except:

o    as otherwise stated in the applicable prospectus supplement;

o as otherwise stated in the certificate of designations establishing the series; or

o    as required by applicable law.

SUMMARY OF SPECIFIC PROVISIONS OF OUTSTANDING PREFERENCE SHARES

We currently have the following preference shares outstanding: Floating Rate Cumulative Redeemable Preference Shares Series C, 1984 and 1985 and Cumulative Redeemable Preference Shares Series E. The holders of each class of preference shares will be entitled to receive cumulative cash dividends at the following rates:

     SERIES C, 1984 AND 1985: quarterly dividends in an amount determined by applying to C$ 25 per share 25% of the greater of (1) 72% of the average of the Canadian prime interest rates quoted by two major Canadian banks for stated periods, and (2) the lesser of 7.5% and the average of the Canadian prime interest rates quoted by two major Canadian banks for stated periods.

     SERIES E: quarterly dividends in an amount determined by applying to C$ 25 per share 25% of 75% of the average of the Canadian prime interest rates quoted by two major Canadian banks for stated periods.

The holders of outstanding preference shares are not entitled to vote at meetings of shareholders unless we fail to pay six quarterly dividends on such preference shares. Thereafter, so long as such dividends remain in arrears, the holders will be entitled, voting separately as a class, to elect two members of the Board of Directors.

All of our outstanding preference shares are fully paid and nonassessable.

In the event that we liquidate, dissolve or wind up or distribute our assets among shareholders for the purpose of winding up our affairs, the holders of the preference shares will be entitled to receive, in preference to holders of the Common Shares, the sum of C$ 25 per preference share for Series C and E plus all accrued and unpaid dividends. Additionally, if such distribution is voluntary, an additional amount equal to the premium, if any, will be payable on redemption.

The outstanding preference shares are redeemable at our option at C$ 25 per preference share plus all accrued and unpaid dividends.

Unless all dividends then payable on the outstanding preference shares have been declared and paid or set apart for payment, we will not (1) pay any dividends, other than stock dividends, or make any distributions on any shares ranking junior to the outstanding preference shares with respect to the payment of dividends or return of capital, (2) retire for value any shares ranking junior to the outstanding preference shares with respect to payment of dividends or return of capital, or (3) except in connection with the exercise of a retraction privilege, retire less than all of a series of preference shares.

The outstanding preference shares are listed on The Toronto Stock Exchange. The transfer agent for the outstanding preference shares is CIBC Mellon Trust Company.

                        DESCRIPTION OF THE COMMON SHARES

Attributes

The Common Shares are subject to the rights of the holders of the preference shares, as described above, and of any other preferred securities issued in the future.

The holders of Common Shares are entitled to one vote per Common Share at all meetings of Shareholders, to participate ratably in any dividends which may be declared on Common Shares by our Board of Directors and, in the event of our liquidation, dissolution or winding-up or other distribution of our assets or property, to a pro rata share of our assets after payment of all liabilities and obligations. The Common Shares have no pre-emptive, redemption or conversion rights. All of our outstanding Common Shares and all of our common shares to be issued from time to time under this prospectus will be fully paid and nonassessable.

The provisions of the Canada Business Corporations Act (CBCA) require that the amendment of certain rights of holders of any class of shares, including the Common Shares, must be approved by not less than two-thirds of the votes cast by the holders of such shares. A quorum for any meeting of the holders of Common Shares is 40% of the Common Shares then outstanding. Therefore, it is possible for the rights of the holders of Common Shares to be changed other than by the affirmative vote of the holders of the majority of the outstanding Common Shares. In circumstances where certain rights of holders of Common Shares may be amended, however, holders of Common Shares will have the right, under the Canada Business Corporations Act, to dissent from such amendment and require us to pay them the then fair value of their Common Shares.

The transfer agents for the common shares are CIBC Mellon Trust Company in Canada, Mellon Investor Services L.L.C. in New York, and CIBC Mellon Trust Company in England.

Shareholders are also entitled to rights and privileges under the shareholder rights plan summarized below.

Shareholder Rights Plan

In 1990, Shareholders approved a plan whereby each of our Common Shares carries one right to purchase additional Common Shares. The plan, with certain amendments, was reconfirmed by the Shareholders at the 1995 Annual Meeting, and further amendments were approved at the 1999 Annual Meeting. The terms of the rights are contained in an agreement called the Shareholder Rights Agreement, made as of December 14, 1989 between us and CIBC Mellon Trust Company, which is the rights agent under the agreement. The agreement is governed by the laws of Ontario and Canada. A copy of the plan, as amended to date, is attached as Schedule B of the Management Proxy Circular filed as Exhibit 99 to our Annual Report on Form 10-K for the year ended December 31, 1998. The rights expire in 2008, subject to re-confirmation at the Annual Meeting of Shareholders in 2002 and 2005.

The rights under the plan are not currently exercisable, nor may they be separated from the common shares. Subject to specified exceptions and qualifications, on the tenth business day after the first to occur of:

     o the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 20% or more of our outstanding voting shares; or

     o    a bid to acquire 20% or more of our outstanding voting shares,

holders of rights, with the exception of the acquiring or bidding party, will be entitled to purchase from us, upon payment of the exercise price (currently U.S.$200.00), the number of common shares that can be purchased for double the exercise price, based on the market value of our common shares at the time the rights become exercisable. At and after such time the rights will also be transferable separately from the common shares. The exercise price mentioned above is subject to adjustment according to the terms of the rights plan to account for, among other things, adjustments to our common shares such as stock splits, stock dividends and distributions to shareholders.

The rights agreement has a permitted bid feature which allows a take-over bid to proceed without the rights becoming exercisable, provided that the bid meets specified minimum specified standards of fairness and disclosure, even if our Board of Directors does not support the bid.

The rights may be redeemed by our Board of Directors prior to the expiration or reauthorization of the rights agreement, with the prior consent of the holders of rights or common shares, for U.S.$0.01 per right. In addition, under specified conditions, our Board of Directors may waive the application of the rights agreement for particular share acquisitions or take-over bids, and in that event the Board will be deemed to have elected to redeem the rights at U.S.$0.01 per right.

                            DESCRIPTION OF WARRANTS

GENERAL

We may from time to time offer warrants in one or more series to purchase our common shares, preference shares or debt securities, or any combination of these instruments. We may offer warrants either alone or together with the underlying instruments, and the warrants may be attached or separate from the underlying instruments. Each series of warrants will be issued under a separate warrant agreement, which, together with the warrants themselves, will contain the terms of the warrants. Each warrant agreement will be between us and a warrant agent we will retain for the applicable series of warrants. The warrant agent will act exclusively as our agent in connection with the warrants of the applicable series and will not have any obligation or relationship of agency for or with the holders or beneficial owners of the warrants.

The following describes some of the general terms and provisions of the warrants we may offer. Additional terms of the warrants and the applicable warrant agreement will be described in the applicable prospectus supplement. The following description of the terms of the warrants and the supplemental description contained in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms of the applicable warrant agreement. We have included a form of warrant agreement as an exhibit to the registration statement of which this prospectus forms a part.

The prospectus supplement relating to a series of warrants will describe the terms of the series of warrants, including the following:

     o    the series designation of the warrants;

     o    the price or prices at which the warrants will be offered;

     o    the total number of warrants to be offered;

     o the designation and the terms of the securities to be purchased on exercise of the warrants;

     o the date on which the right to purchase the underlying securities will begin, and the date on which the purchase right will expire;

     o the exercise price of the securities to be purchased on exercise of the warrants;

     o    information about the warrant agent;

     o    the procedures and conditions for exercising the warrants;

     o    if applicable, information with respect to book-entry procedures;

     o if applicable, the minimum or maximum number of warrants that may be exercised by an individual beneficial holder, or by all beneficial holders, at any one time;

     o if applicable, the designation and the terms of the underlying securities with which the warrants are issued and the number of warrants issued with each underlying security;

     o if applicable, the date on and after which the warrants and the related underlying securities will be separately transferable;

     o the governing law of the warrants and warrant agreement, if other than the law of the State of New York;

     o    if applicable, any anti-dilution provisions; and

     o any other terms of the warrants, including terms, procedures limitations and conditions relating to the exchange and exercise of the warrants.

Unless otherwise indicated in a prospectus supplement, we will issue warrants in fully registered form only. The warrants will be exercisable only for cash. Warrant certificates may be exchanged for new warrant certificates of different denominations, and warrants may be exercised at the warrant agent's corporate trust office or at any other office designated for such purpose as provided in the applicable prospectus supplement.

Holders of warrants prior to exercise of the applicable purchase right will be holders of the warrants alone and will not be considered holders of the underlying securities. As a result, holders of warrants prior to exercise will not have any of the rights of holders of the underlying equity or debt securities purchasable upon exercise, and will not be entitled to payments of principal (or premium, if any) or interest, if any, or voting or other rights on any underlying debt securities, and will not be entitled to dividend, if any, voting or other rights of the common or preference shares for which the warrants may be exercised.


WARRANT EXERCISE

Each series of warrants will entitle the holder to purchase for cash a number of underlying securities at an exercise price that will be stated in, or determined as described in, the prospectus supplement for the series. Warrants may be exercised at any time up until the close of regular business hours on the expiration date set forth in the applicable prospectus supplement. After the close of business on the applicable expiration date the warrants will be void and will no longer be exercisable for purchase of the underlying securities.

Warrants will be exercisable as described in the applicable prospectus supplement. Upon receipt of payment and the properly completed and duly executed warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement as the location for warrant certificate presentment and exercise, we will, as soon as practicable, forward the securities purchasable upon exercise of the warrants. If a holder decides to exercise fewer than all of the warrants represented by the warrant certificate, we will issue to the holder a new warrant certificate representing the remaining warrants.


ENFORCEABILITY OF RIGHTS AND GOVERNING LAW

The holders of warrants may, on their own behalf and for their own benefit, without the consent of the warrant agent, enforce, and may institute and maintain any suit, action or proceeding against us to enforce, their rights to exercise and receive the securities purchasable upon exercise of their warrants. Unless otherwise stated in the applicable prospects supplement, each series of warrants and the applicable warrant agreement will be governed by the laws of the State of New York.

                                TAX CONSEQUENCES

Where appropriate, the applicable prospectus supplement will describe the Canadian tax considerations, Quebec tax considerations and U.S. federal income tax considerations relevant to the securities being offered.


                                     EXPERTS

The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                             VALIDITY OF SECURITIES

Roy Millington, our Corporate Secretary, will pass upon the validity of the equity securities. In connection with particular offerings of debt securities and warrants in the future, the validity of the debt securities and warrants will be passed upon by Roy Millington, as to certain matters of Canadian law and applicable matters of Quebec law, and by Sullivan & Cromwell, New York, New York, as to certain matters of New York law. Davis Polk & Wardwell,
New York, New York will issue an opinion on certain legal matters for the agents or underwriters.


                              PLAN OF DISTRIBUTION

We may sell any series of securities in one or more of the following ways from time to time:

o    through underwriters or dealers;

o    through agents; or

o    directly to one or more purchasers.

The offered securities may be distributed periodically in one or more transactions at:

o    a fixed price or prices, which may be changed;

o    market prices prevailing at the time of sale;

o    prices related to the prevailing market prices; or

o    negotiated prices.

The prospectus supplement will include:

o    the initial public offering price;

o    the names of any underwriters, dealers or agents;

o    the purchase price of the securities;

o    our proceeds from the sale of the securities;

o any underwriting discounts or agency fees and other underwriters' or agents' compensation;

o    any discounts or concessions allowed or reallowed or paid to dealers;

o    the place and time of delivery of the securities; and

o    any securities exchange on which the securities may be listed.

If underwriters are used in the sale, they will buy the securities for their own account. The underwriters may then resell the securities in one or more transactions, at any time or times at a fixed public offering price or at varying prices. The underwriters may change from time to time any fixed public offering price and any discounts or commissions allowed or re-allowed or paid to dealers. If dealers are utilized in the sale of the securities, we will sell the securities to the dealers as principals. The dealers may then resell the securities in the public at varying prices to be determined by such dealers.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act of 1933. Any discounts or commissions that we pay them and any profit they receive when they resell the securities may be treated as underwriting discounts and commissions under that Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments which they may be required to make.

Underwriters, dealers and agents may engage in transactions with us or perform services for us in the ordinary course of business.

Each series of offered securities will be a new issue of securities and will have no established trading market, other than our common shares, which are principally listed on the New York Stock Exchange and the Toronto Stock Exchange. We will apply to list any common shares sold pursuant to a prospectus supplement on the New York Stock Exchange and the Toronto Stock Exchange. Other securities may or may not be listed on a national or foreign securities exchange or automated quotation system. Any underwriters or agents to whom securities are sold for public offering or sale may but are not required to make a market in the securities, and the underwriters or agents may discontinue making a market in the securities at any time.

PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Securities and Exchange Commission registration fee            $92,000
     Trustee fees and expenses*                                     $50,000
     Rating agency fee*                                          $1,000,000
     Listing fees*                                                 $125,000
     Printing and engraving*                                       $200,000
     Accounting fees*                                              $200,000
     Legal fees*                                                   $200,000
     Miscellaneous*                                                 $83,000
        Total*                                                   $2,000,000

* These expenses, all of which are to be incurred and satisfied by the Registrant in connection with the issuance and distribution of the securities being registered, have been estimated pursuant to the instructions to Item 511 of Regulation S-K, subject to future contingencies.


Item 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Canada Business Corporations Act (the "Act"), the governing act to which Alcan Inc. (the "Corporation") is subject, provides that,

     (1) a corporation may indemnify a Director or Officer of the Corporation, a former Director or Officer of the Corporation or another individual who acts or acted at the Corporation's request as a Director or Officer or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Corporation or other entity.

     (2) a corporation may advance moneys to a Director, Officer or other individual for the costs, charges and expenses of a proceeding referred to paragraph (1). However, the individual shall repay the moneys if he does not fulfil the following conditions:

     (3) a corporation may not indemnify an individual, unless the individual

     (a) acted honestly and in good faith with a view to the best interests of the Corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Corporation's request; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual's conduct was lawful.

     (4) A Corporation may with the approval of a court indemnify a person referred to in paragraph (1), or advance moneys under paragraph (2), in respect of an action by or on behalf of the Corporation or other entity to procure a judgment in its favour, to which the individual is made a party because of the individual's association with the Corporation or other entity as described in paragraph (1) against all costs, charges and expenses reasonably incurred by the individual in connection with such action if the individual fulfils the conditions set out in paragraph (3).

     (5) Despite paragraph (1), an individual referred to in paragraph (1) is entitled to indemnity from the Corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defence of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual's association with the Corporation or other entity as described in paragraph
     (1), if the individual seeking
     indemnity:

     (a) was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and

     (b) fulfils the conditions set out in paragraph (3).

The Directors' Standing Resolution pertaining to indemnification of Directors and Officers of the Corporation represents, in general terms, the extent to which Directors and Officers may be indemnified by the Company under the Act. This resolution provides as follows:

"17. (1) INDEMNITY. Subject to the limitations contained in the governing Act but without limit to the right of the Corporation to indemnify as provided for in the Act, the Corporation shall indemnify a Director or Officer, a former Director or Officer of the Corporation or another individual who acts or acted at the Corporation's request as a Director or Officer or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Corporation or other entity.

     (2) ADVANCE OF COSTS - The Corporation shall advance moneys to a Director, Officer or other individual for the costs, charges and expenses of a proceeding referred to in subsection (1). The individual shall repay the moneys if the individual does not fulfill the conditions of subsection (3).

     (3) LIMITATION - The Corporation may not indemnify an individual under subsection (1) unless the individual

     (a) acted honestly and in good faith with a view to the best interests of the Corporation; and

     (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful."

The Corporation also has an insurance policy covering Directors and Officers of the Corporation and of its subsidiaries against certain liabilities which might be incurred by them in their capacities as such, but excluding those claims for which such insured persons could be indemnified by the Corporation or its subsidiaries.


ITEM 16. EXHIBITS

     1.1  Form of Underwriting Agreement for debt securities.

     1.2  Form of Underwriting Agreement for common stock.*

     1.3  Form of Underwriting Agreement for preferred stock.*

     1.4  From of Underwriting Agreement for warrants.*

     4.1 Indenture dated as of May 15, 1983 between Alcan Inc. and Bankers Trust Company, as Trustee (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-3 (No. 33-29761) filed with the Commission on July 7, 1989).

     4.2 First Supplemental Indenture dated as of January 1, 1986 to the Indenture dated as of May 15, 1983 between Alcan Inc. and Bankers Trust Company, as Trustee (incorporated by reference to Exhibit 4.2 to the Company's Registration Statement on Form S-3 (No. 33-29761) filed with the Commission on July 7, 1989).

     4.3 Second Supplemental Indenture dated as of June 30, 1989 to the Indenture dated as of May 15, 1983 between Alcan Inc.

          and Bankers Trust Company, as Trustee (incorporated by reference to Exhibit 4.3 to the Company's Registration Statement on Form S-3 (No. 33-29761) filed with the Commission on July 7, 1989).

     4.4 Third Supplemental Indenture dated as of July 19, 1989 to the Indenture dated as of May 15, 1983 between Alcan Inc. and Bankers Trust Company, as Trustee (incorporated by reference to Exhibit (4)(a) to the Company's Current Report on Form 8-K dated July 26, 1989 filed with the Commission on July 26, 1989 (Commission File Number 1-3677)).

     4.5 Fourth Supplemental Indenture dated as of July 17, 1990 to the Indenture dated as of May 15, 1983 between Alcan Inc. and Bankers Trust Company, as Trustee (incorporated by reference to Exhibit 4.5 to the Company's Registration Statement on Form S-3 (No. 33-35977) filed with the Commission on July 20, 1990).

     4.6 Fifth Supplemental Indenture dated as of January 1, 1995 to the Indenture dated May 15, 1983 between Alcan Inc. and Bankers Trust Company, as Trustee (incorporated by reference to Exhibit 4.6 to the Company's Registration Statement on Form S-3 (No 333-76535) filed with the Commission on April 19,1999).

     4.7 Sixth Supplemental Indenture dated as of April 8, 2002 to the Indenture dated May 15, 1983 between Alcan Inc. and Bankers Trust Company, as Trustee.

     4.8 Form of Seventh Supplemental Indenture to the Indenture dated May 15, 1983 between Alcan Inc. and Bankers Trust Company as Trustee.

     4.9  Specimen Form of Debt Security (included in Exhibit 4.1).

     4.10 Specimen Form of Common Share Certificate (incorporated by reference to Exhibit 4.2 to Alcan Inc.'s Annual Report on Form 10-K for the year ended December 31, 1989 filed with the Commission on March 29, 1990 (Commission File Number 1-3677)).

     4.11 Form of Warrant Agreement.

     4.12 Specimen Form of Warrant Certificate (included in Exhibit 4.10).

     4.13 Shareholder Rights Plan dated as of December 14, 1989, as amended and restated on April 24, 1995 and on April 22, 1999 between Alcan Inc. and CIBC Mellon Trust Company, as Rights Agent (incorporated by reference to Exhibit 1 to the Company's Form 8-A/A Amendment No. 3 filed with the Commission on April 22, 1999).

     5.1  Opinion of Roy Millington, as to the legality of securities.

     5.2  Opinion of Sullivan & Cromwell.

     8.1  Opinion of Hugh Berwick, as to certain Canadian tax matters.*

     8.2 Opinion of Sullivan & Cromwell regarding certain matters of United States federal income tax.*

     12.1 Computation of ratios of earnings to fixed charges (generally accepted accounting principles in Canada).

     12.2 Computation of ratios of earnings to fixed charges (generally accepted accounting principles in the United States).

     12.3 Computation of ratios of earnings to combined fixed charges and preferred stock dividends (generally accepted accounting principles in Canada).

     12.4 Computation of ratios of earnings to combined fixed charges and preferred stock dividends (generally accepted accounting principles in the United States).

     23.1 Consent of PricewaterhouseCoopers LLP.

     23.2 Consent of Roy Millington (included in Exhibit 5.1).

     23.3 Consent of Hugh Berwick (included in Exhibit 8.1).*

     23.4 Consent of Sullivan & Cromwell (included in Exhibit 5.2).

     24.1 Powers of Attorney executed by persons who signed this Registration Statement on behalf of Alcan Inc.

     25.1 Statement of Eligibility and Qualification on Form T-1 of Bankers Trust Company, as Trustee under the Indenture.

* To be filed subsequently.


ITEM 17. UNDERTAKINGS.

(a)  The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, provided, however, that paragraphs (a)(1)(i) and
(a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montreal, Province of Quebec, Canada on the 10th day of April, 2002.

                                     ALCAN INC.


                                     By: /s/ Travis Engen
                                         ---------------------------------------
                                         (President and Chief Executive Officer)


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

           SIGNATURE                                TITLE                          DATE
           ---------                                -----                          ----
/s/ Travis Engen                         Director, President and Chief         April 10, 2002
-------------------------------------    Executive Officer
Travis Engen                             (Principal Executive Officer)

*                                        Director
-------------------------------------
W.R.C. Blundell

*                                        Director                              April 10, 2002
-------------------------------------
Clarence J. Chandran

                                         Director                              April 10, 2002
-------------------------------------
Martin Ebner

*                                        Chairman of the Board                 April 10, 2002
-------------------------------------
John R. Evans

*                                        Director                              April 10, 2002
------------------------------------
Willi Kerth

*                                        Director                              April 10, 2002
-------------------------------------
Brian M. Levitt

                                         Director                              April 10, 2002
-------------------------------------
J.E. Newall

*                                        Director                              April 10, 2002
------------------------------------
Guy Saint-Pierre

*                                        Director                              April 10, 2002
------------------------------------
Gerhard Schulmeyer

*                                        Director                              April 10, 2002
------------------------------------
Paul M. Tellier

/s/ Geoffery Merszei                     Executive Vice President and          April 10, 2002
------------------------------------     Chief Financial Officer
Geoffery Merszei                         (Principal Financial Officer)

/s/ Richard Genest                       Vice President and Controller         April 10, 2002
------------------------------------     (Principal Accounting Officer)
Richard Genest

*                                        Authorized Representative in          April 10, 2002
------------------------------------     the United States of America
William H. Jairrels
*                                        Authorized Representative in          April 10, 2002
------------------------------------     the United States of America
Gordon Becker

*By: /s/ Roy Millington                                                        April 10, 2002
------------------------------------
Roy Millington as Attorney-in-fact

                                  EXHIBIT INDEX

EXHIBIT
  NO.    DESCRIPTION                                                        PAGE
-------  -----------                                                        ----
1.1      Form of Underwriting Agreement for debt securities.
1.2      Form of Underwriting Agreement for common stock.*
1.3      Form of Underwriting Agreement for preferred stock.*
1.4      Form of Underwriting Agreement for warrants.*
4.1      Indenture dated as of May 15, 1983 between the Company and
         Bankers Trust Company, as Trustee (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on
         Form S-3 (No. 33-29761) filed with the Commission on July 7,
         1989).
4.2      First Supplemental Indenture dated as of January 1, 1986 to the Indenture dated as of May 15, 1983 between Alcan Inc.
         and Bankers Trust Company, as Trustee (incorporated by
         reference to Exhibit 4.2 to the Company's Registration
         Statement on Form S-3 (No. 33-29761) filed with the
         Commission on July 7, 1989).
4.3      Second Supplemental Indenture dated as of June 30, 1989 to the Indenture dated as of May 15, 1983 between Alcan Inc.
         and Bankers Trust Company, as Trustee (incorporated by
         reference to Exhibit 4.3 to the Company's Registration
         Statement on Form S-3 (No. 33-29761) filed with the
         Commission on July 7, 1989).
4.4      Third Supplemental Indenture dated as of July 19, 1989 to the
         Indenture dated as of May 15, 1983 between Alcan Inc. and
         Bankers Trust Company, as Trustee (incorporated by reference to Exhibit (4)(a) to the Company's Current Report on Form 8-K
         dated July 26, 1989 filed with the Commission on July 26,
         1989 (Commission File Number 1-3677)).
4.5      Fourth Supplemental Indenture dated as of July 17, 1990 to the Indenture dated as of May 15, 1983 between Alcan Inc.
         and Bankers Trust Company, as Trustee (incorporated by
         reference to Exhibit 4.5 to the Company's Registration
         Statement on Form S-3 (No. 33-35977) filed with the
         Commission on July 20, 1990).
4.6      Fifth Supplemental Indenture dated as of January 1, 1995 to the Indenture dated May 15, 1983 between Alcan Inc. and
         Bankers Trust Company, as Trustee (incorporated by reference to Exhibit 4.6 to the Company's Registration Statement on
         Form S-3 (No 333-76535) filed with the Commission on April
         19,1999).
4.7      Sixth Supplemental Indenture dated as of April 8, 2002 to
         the Indenture dated May 15, 1983 between Alcan Inc. and
         Bankers Trust Company, as Trustee.
4.8      Form of Seventh Supplemental Indenture to the
         Indenture dated May 15, 1983 between Alcan Inc. and Bankers Trust
         Company as Trustee.
4.9      Specimen Form of Debt Security (included in Exhibit 4.1).
4.10     Specimen Form of Common Share Certificate (incorporated by reference to Exhibit 4.2 to Alcan Inc.'s Annual Report on
         Form 10-K for the year ended December 31, 1989 filed with the
         Commission on March 29, 1990 (Commission File Number
         1-3677)).
4.11     Form of Warrant Agreement.
4.12     Specimen Form of Warrant Certificate (included in Exhibit
         1.2).
4.13     Shareholder Rights Plan dated as of December 14, 1989, as
         amended and restated on April 24, 1995 and on April 22, 1999 between Alcan Inc. and CIBC Mellon Trust Company, as Rights
         Agent (incorporated by reference to Exhibit 1 to the
         Company's Form 8-A/A Amendment No. 3 filed with the
         Commission on April 22, 1999).
5.1      Opinion of Roy Millington.
5.2      Opinion of Sullivan & Cromwell.
8.1      Opinion of Hugh Berwick.*
8.2      Opinion of Sullivan & Cromwell regarding certain matters of
         United States federal income tax.*
12.1     Computation of ratios of earnings to fixed charges (generally accepted accounting principles in Canada).

EXHIBIT
  NO.    DESCRIPTION                                                        PAGE
-------  -----------                                                        ----
12.2     Computation of ratios of earnings to fixed charges (generally accepted accounting principles in the United States).
12.3     Computation of ratios of earnings to combined fixed charges and preferred stock dividends (generally accepted accounting principles in Canada).
12.4     Computation of ratios of earnings to combined fixed charges and preferred stock dividends (generally accepted accounting principles in the United States).
23.1     Consent of PricewaterhouseCoopers LLP.
23.2     Consent of Roy Millington (included in Exhibit 5.1).
23.3     Consent of Hugh Berwick (included in Exhibit 8.1).*
23.4     Consent of Sullivan & Cromwell (included in Exhibit 5.2).
24.1     Powers of Attorney executed by persons who signed this
         Registration Statement on behalf of Alcan Inc.
25.1     Statement of Eligibility and Qualification on Form T-1 of
         Bankers Trust Company, as Trustee under the Indenture.

* To be filed subsequently.